CNX Coal Resources LP Announces Results for the Fourth Quarter 2016

PITTSBURGH, PA - January 30, 2017 - CNX Coal Resources LP (NYSE: CNXC) today reported financial and operating results for the quarter ended December 31, 2016.

Fourth Quarter 2016 Results

Highlights of the CNXC fourth quarter 2016 results include:

•	Cash distribution of $0.5125 per limited partner unit for the fourth quarter

•	Record quarterly production and sales volume

•	Net income of $11.7 million

•	Adjusted EBITDA[1] of $25.1 million

•	Distribution coverage ratio[1] of 1.0x

Management Comments

“I am very excited to report that the CNXC team performed extremely well on multiple fronts during the fourth quarter of 2016." said Jimmy Brock, Chief Executive Officer of CNX Coal Resources GP LLC (the “General Partner”). "The operational team responded to the opportunities created in the domestic and seaborne markets and produced record volumes this quarter for the Pennsylvania mining complex (the "PAMC"). Our marketing team delivered these record production volumes to our customers as coal regained market share from natural gas and coal export markets remained strong. From a financial standpoint, these record shipments helped us achieve a distribution coverage ratio of 1.0x and generated net cash provided by operating activities of $25.8 million during the quarter.”

“On the safety front, I am pleased to announce that our central preparation plant delivered another full quarter without any safety exceptions. This is the seventh consecutive exception-free quarter for the preparation plant.  For the PAMC in its entirety, we were also successful in reducing the severity of our exceptions compared to the same period last year. Safety remains our top core value and we continue to strive for further improvements.”

Sales & Marketing

We sold a record 1.8 million tons of coal during the quarter, of which approximately 8.5% was ultimately delivered to end users in the high-vol metallurgical coal markets in Asia and South America. More importantly, we also improved the average realized price by approximately 2% compared to the previous quarter. For the full year 2016, we sold 6.2 million tons of coal, which was above our previously announced guidance range of 5.9-6.1 million tons. The fourth quarter marked our highest quarter for both sales volume and average revenue per ton during 2016. This was achieved by shipping more coal to our domestic customers and also by taking advantage of select export opportunities that opened as a result of strengthening demand for both thermal and metallurgical coal. Additionally, record shipments from the complex were enabled by our experienced logistics team and by strong performance from our transportation partners, including both eastern railroads and the coal terminals in Baltimore.

During the fourth quarter, our domestic customers demonstrated a strong demand for coal driven by higher natural gas prices and coal inventory restocking following 2016’s strong summer burn. We expect this trend to be sustained heading into 2017 as coal-fired generation continues to benefit from the onset of winter heating demand and favorable economics relative to natural gas-fired generation. Coal stockpiles remain below target levels at several of our customer power

1"Adjusted EBITDA" and "Distribution coverage ratio" are non-GAAP financial measures, which are reconciled to GAAP net income under the caption Non-GAAP Financial Measures"

plants as they benefit from these demand dynamics. According to our internal analysis, our top 15 domestic power plant customers, which accounted for approximately 82% of our 2016 domestic power plant shipments, operated at a weighted average capacity factor of 66% during the peak summer demand season of June-September, which was up from their weighted average capacity factor of 61% during the same period last year. The U.S. Energy Information Administration (the "EIA") forecasts that after reaching a low point in 2016, coal-fired generation will increase from 2017-2020 as coal recaptures share from natural gas in the U.S. electric power generation mix. Specifically for 2017, the EIA projects that coal consumption from the U.S. electric power sector will improve by 41 million tons compared to 2016, helping to draw down power plant coal inventories by an additional 16 million tons from year-end 2016 levels. We believe this stronger coal burn and continued destocking should sustain improvements in coal supply-demand fundamentals for the upcoming contracting periods.

In the export market, the global coking coal benchmark for the first quarter of 2017 settled at $285/metric ton. However, international spot prices have since experienced a pullback and spot prices are now in $170-$180/metric ton range. While changes to China's policy on local mining will likely continue to create volatility in seaborne pricing, we believe the overall value proposition of our product remains very strong for coke producers. We plan to continue to secure additional volume in the international high-vol market as realizations there remain more attractive than in the domestic and export thermal markets.

During the quarter, we contracted 325 thousand additional tons for 2017 across all of our markets, bringing our total sold position to 6.4 million tons or 98% of the estimated total sales volumes based on the midpoint of our guidance range. In addition to a strong 2017 sold position, we have a solid position of approximately 66% sold for 2018, based on 6.5 million tons of total sales. With our planned coal production in 2017 largely sold out, our focus now has shifted to maximizing realizations for any additional production and booking additional sales for contract years 2018 and 2019. We are currently active in negotiations with several customers to expand our crossover metallurgical coal portfolio, and we continue to pursue select domestic customers that fit with our long-term market strategy.

Quarterly Distribution

During the fourth quarter, CNXC generated net cash provided by operating activities of $25.8 million and distributable cash flow2 of $12.6 million, yielding a distribution coverage ratio of 1.0x. We note that our distribution coverage ratio calculation is based on the estimated maintenance capital expenditure of $8.6 million, while our actual cash maintenance capital expenditure for the fourth quarter was $3.1 million. Based on our current outlook for the coal markets and distributable cash flow generated during the quarter, the Board of Directors of the general partner, has elected to pay a cash distribution $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. The Board of Directors has also approved a full cash distribution of approximately $1.85 million in the aggregate to the holders of the convertible Class A Preferred Units. The distribution to all unitholders of the Partnership will be made on February 15, 2017 to such holders of record at the close of business on February 9, 2017.

Operations Summary

Our operations team delivered record production for the quarter despite two longwall moves. With domestic and international demand remaining strong throughout the quarter, our marketing team was successful in lining up a record shipment schedule. The operations team took advantage of this opportunity and mobilized additional shifts during the weekends and typical holiday shutdown periods.

We sold 1.8 million tons of coal during the fourth quarter of 2016 compared to 1.2 million tons in the year ago period. The average realized price declined by 14.3% compared to the year-ago period, as some higher-priced coal contracts rolled off and were replaced by lower-priced sales. Our total cost of coal sold increased to $60.4 million during the quarter compared to $49.6 million in the year-ago period driven by higher coal sales volume. However, the average cost of coal sold3 in the quarter declined 14.6% to $33.90 per ton, compared to $39.70 per ton in the year-earlier quarter, primarily driven by various cost reduction measures.

2"Distributable Cash Flow" is a non-GAAP financial measure which is reconciled to GAAP net income under the caption "Non-GAAP Financial Measures"
3"Average Cost of Coal Sold" is a non-GAAP financial measures, which is reconciled to GAAP Total Costs under the caption "Non-GAAP Financial Measures"

		Three Months Ended
		December 31, 2016	December 31, 2015
Coal Production	million tons	1.8	1.2
Coal Sales	million tons	1.8	1.2
Average Realized Price	per ton	$45.05	$52.57
Average Cost of Coal Sold	per ton	$33.90	$39.70
Note: The Partnership has recast the above table to retrospectively reflect the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.

Guidance and Outlook

Heading into the first quarter of 2017, we expect production and sales volume to return to a more typical annual run-rate than we saw in the fourth quarter. We also expect unit margins to increase compared to the fourth quarter. Based on our current contracted position, production plans and outlook for the coal markets, we are re-affirming our previously announced guidance ranges for 2017 as follows:

•	Coal sales of 6.25-6.75 million tons

•	Adjusted EBITDA of $90-$110 million[4]

•	Maintenance capital expenditures of $30-$36 million

Fourth Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the fourth quarter of 2016 financial and operational results, is scheduled for January 30, 2017 at 5:00 PM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.cnxlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928

Participant international dial in        1-412-902-4112

About CNX Coal Resources LP

CNX Coal Resources is a growth-oriented master limited partnership formed by CONSOL Energy Inc. (NYSE: CNX) to manage and further develop all of CONSOL’s active coal operations in Pennsylvania. Its assets include a 25% undivided interest in, and operational control over, CONSOL’s Pennsylvania mining complex, which consists of three underground mines and related infrastructure. More information is available on our website www.cnxlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@cnxlp.com

Media:
Brian Aiello, (724) 485-3078
brianaiello@cnxlp.com

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow, distribution coverage ratio and average cost of coal sold are not Generally Accepted Accounting Principles (“GAAP”) measures.

4CNXC is unable to provide a reconciliation of adjusted EBITDA guidance to Net Income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as Unit Based Compensation.  The GAAP measure most directly comparable to adjusted EBITDA is net income. Management believes that the presentation of adjusted EBITDA in this report provides information useful to investors in assessing our financial condition and results of operations. Adjusted EBITDA should not be considered an alternative to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define distributable cash flow as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit based compensation, less net cash interest paid, distribution to the preferred units and estimated maintenance capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Management believes that the presentation of distributable cash flow in this report provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. Distributable cash flow should not be considered an alternative to net income, net cash provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Distributable cash flow excludes some, but not all, items that affect net income or net cash, and our presentation may not be comparable to similarly titled measures of other companies. The distribution coverage ratio is the ratio of distributable cash flow and expected distribution payments. .

We define average cost of coal sold as our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs such as general and administrative costs and other costs not directly attributable to the production of coal. Management believes that the presentation of average cost of coal sold in this report provides information useful to investors in assessing our results of operations. The GAAP measure most directly comparable to cost of coal sold is total costs. Average cost of coal sold should not be considered an alternative to total costs, or any other measure of financial or operational performance presented in accordance with GAAP. Average cost of coal sold excludes some, but not all, items that affect total costs and our presentation of average cost of coal sold may not be comparable to similarly titled measures of other companies

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each period indicated. The table also presents a reconciliation of distributable cash flow to net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis for each period indicated.

(Dollars in thousands)	Three Months Ended December 31, 2016
Net Income	$11,727
Plus:
Interest Expense	2,442
Depreciation, Depletion and Amortization	10,662
Stock/Unit Based Compensation	281
Adjusted EBITDA	$25,112
Less:
Cash Interest	2,112
Distributions to Preferred Units	1,851
Estimated Maintenance Capital Expenditures	8,583
Distributable Cash Flow	$12,566

Net Cash Provided by Operating Activities	$25,775
Less:
Interest Expense	2,442
Other, Including Working Capital	(1,779)
Adjusted EBITDA	$25,112
Less:
Cash Interest	2,112
Distributions to Preferred Units	1,851
Estimated Maintenance Capital Expenditures	8,583
Distributable Cash Flow	$12,566
Distributions Declared	$12,148
Distribution Coverage	1.0

The following table presents a reconciliation of average cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each period indicated.

(Amounts in thousands, except for per ton)	Three Months Ended December 31,
	2016	2015
Total Costs	$72,560	$56,520
Freight Expense	(3,130)	(2,238)
Selling, General and Administrative Expenses	(3,391)	(2,018)
Interest Expense	(2,442)	(1,878)
Other Costs (Non-Production)	(2,627)	(295)
Depreciation, Depletion and Amortization (Non-Production)	(549)	(541)
Cost of Coal Sold	$60,421	$49,550
Total Tons Sold	1,782	1,248
Average Cost Per Ton Sold	$33.90	$39.70
Note: The above table reflects the additional 5% ownership of PAMC completed September 30, 2016 as if the additional ownership interest was owned for all periods presented.

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: generation of sufficient distributable cash flow to support the payment of minimum quarterly distributions; changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement and employee services agreement; changes in availability and cost of capital; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; defects in title or loss of any leasehold interests with respect to our properties; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; and other factors discussed in our 2015 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

CNX COAL RESOURCES LP
EARNINGS SUMMARY
(Dollars in thousands)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenue:
Coal Revenue	$80,292	$65,610	$266,395	$322,261
Freight Revenue	3,130	2,238	11,603	3,809
Other Income	865	128	3,119	941
Total Revenue and Other Income	84,287	67,976	281,117	327,011
Cost of Coal Sold:
Operating Costs	50,308	40,012	172,671	197,224
Depreciation, Depletion and Amortization	10,113	9,538	38,594	41,675
Total Cost of Coal Sold	60,421	49,550	211,265	238,899
Other Costs:
Other Costs	2,627	295	10,330	(3,263)
Depreciation, Depletion and Amortization	549	541	3,400	2,461
Total Other Costs	3,176	836	13,730	(802)
Freight Expense	3,130	2,238	11,603	3,809
Selling, General and Administrative Expenses	3,391	2,018	9,949	10,931
Interest Expense	2,442	1,878	8,719	9,636
Total Costs	72,560	56,520	255,266	262,473
Net Income	$11,727	$11,456	$25,851	$64,538

Net Income Allocable to Limited Partner Units - Basic & Diluted	$9,679	$8,499	$19,487	$22,888

Adjusted EBITDA	$25,112	$23,438	$77,749	$115,964

Distributable Cash Flow	$12,566	$9,757	$28,613	$54,994

Net Income per Limited Partner Unit - Basic	$0.41	$0.37	$0.84	$0.99
Net Income per Limited Partner Unit - Diluted	$0.41	$0.37	$0.83	$0.99

Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.

CNX COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash	$9,785	$6,534
Trade Receivables	23,418	19,398
Other Receivables	515	471
Inventories	11,491	12,238
Prepaid Expenses	3,512	5,089
Total Current Assets	48,721	43,730
Property, Plant and Equipment:
Property, Plant and Equipment	876,690	865,527
Less—Accumulated Depreciation, Depletion and Amortization	442,178	400,911
Total Property, Plant and Equipment—Net	434,512	464,616
Other Assets:
Other	21,063	17,598
Total Other Assets	21,063	17,598
TOTAL ASSETS	$504,296	$525,944

	December 31, 2016	December 31, 2015
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$18,797	$17,405
Accounts Payable—Related Party	1,666	4,310
Other Accrued Liabilities	44,318	37,281
Total Current Liabilities	64,781	58,996
Long-Term Debt:
Revolver, Net of Debt Issuance and Financing Fees	197,843	180,946
Capital Lease Obligations	146	124
Total Long-Term Debt	197,989	181,070
Other Liabilities:
Pneumoconiosis Benefits	2,057	1,934
Workers’ Compensation	3,090	2,929
Asset Retirement Obligations	9,346	8,499
Other	463	713
Total Other Liabilities	14,956	14,075
TOTAL LIABILITIES	277,726	254,141
Partners' Capital:
Class A Preferred Units (3,956,496 Units Outstanding at December 31, 2016; No Units Outstanding at December 31, 2015)	69,151	—
Common Units (11,618,456 Units Outstanding at December 31, 2016; 11,611,067 Units Outstanding at December 31, 2015)	140,967	154,309
Subordinated Units (11,611,067 Units Outstanding at December 31, 2016 and December 31, 2015)	(7,631)	6,188
General Partner Interest	12,274	13,081
Parent Net Investment	—	87,234
Accumulated Other Comprehensive Income	11,809	10,991
Total Partners' Capital	226,570	271,803
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$504,296	$525,944
Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.

CNX COAL RESOURCES LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net Income	$11,727	$11,456	$25,851	$64,538
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	10,662	10,079	41,994	44,136
(Gain) Loss on Sale of Assets	(1)	(16)	9	(61)
Unit Based Compensation	281	25	1,185	40
Other Adjustments to Net Income	219	575	898	777
Changes in Operating Assets:
Accounts and Notes Receivable	(2,732)	9,585	(4,064)	(19,389)
Inventories	89	3,582	747	1,061
Prepaid Expenses	1,227	1,186	1,577	(186)
Changes in Other Assets	239	4,751	(3,465)	(3,246)
Changes in Operating Liabilities:
Accounts Payable	500	(297)	1,968	(416)
Accounts Payable—Related Party	346	3,075	(2,644)	3,430
Other Operating Liabilities	3,134	(12,620)	7,010	(7,244)
Changes in Other Liabilities	84	(1,938)	2,032	(6,532)
Net Cash Provided by Operating Activities	25,775	29,443	73,098	76,908
Cash Flows from Investing Activities:
Capital Expenditures	(3,135)	(8,361)	(12,704)	(34,073)
PA Mining Acquisition	—	—	(21,500)	—
Proceeds from Sales of Assets	1	1	23	71
Net Cash Used in Investing Activities	(3,134)	(8,360)	(34,181)	(34,002)
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(22)	(19)	(79)	(53)
Payments on Related Party Long-Term Notes	—	—	—	(10,951)
Proceeds from Related Party Long-Term Notes	—	—	—	16,990
Proceeds from Revolver, Net of Payments	(7,000)	5,000	16,000	185,000
Proceeds from Issuance of Common Units, Net of Offering Costs	—	—	—	148,359
Distribution of Proceeds	—	—	—	(342,711)
Payments for Unitholder Distributions	(12,148)	(11,353)	(42,634)	(11,353)
Debt Issuance and Financing Fees	—	—	—	(4,329)
Net Change in Parent Advances	—	(11,184)	(8,953)	(17,328)
Net Cash Used In Financing Activities	(19,170)	(17,556)	(35,666)	(36,376)
Net Increase in Cash	3,471	3,527	3,251	6,530
Cash at Beginning of Period	6,314	3,007	6,534	4
Cash at End of Period	$9,785	$6,534	$9,785	$6,534
Note: The Partnership has recast its consolidated financial statements to retrospectively reflect the additional 5% ownership of PAMC completed on September 30, 2016 as if the additional ownership interest was owned for all periods presented.